UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2011 (October 19, 2011)

JAKKS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22619 Pacific Coast Highway, Malibu, California 90265
(Address of principal executive offices)

(310) 456-7799
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Joel M. Bennett’s Employment Agreement

On October 19, 2011, JAKKS Pacific, Inc. (the “Company”) approved an employment agreement with Joel M. Bennett, the Company’s Executive Vice President and Chief Financial Officer (the “Bennett Agreement”), with a term ending on December 31, 2013.

Pursuant to the Bennett Agreement, Mr. Bennett is entitled to an annual base salary of $420,000, to be increased annually by at least $15,000 over the prior year’s base salary, and will be eligible at the discretion of the Company’s board of directors (the “Board”) or compensation committee (the “Compensation Committee”) to receive bonuses or other compensation in the form of cash or equity-based awards upon the achievement of performance goals determined by the Board or the Compensation Committee.

In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason,” in each case other than within two years following a “change in control” (each as defined in the Bennett Agreement), Mr. Bennett would be entitled to receive, in addition to accrued benefits, cash severance equal to the amount of base salary payable for the remainder of his term and continuation of his medical, hospitalization and dental insurance through the remainder of his term.

In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason” within two years following a “change of control,” Mr. Bennett would be entitled to receive, in addition to accrued benefits, severance equal to the higher of two times his annual base salary and his base salary payable for the remainder of his term.

The foregoing is only a summary of certain terms of the Bennett Agreement, and is qualified in its entirety by the Employment Agreement between the Company and Joel M. Bennett, dated October 21, 2011, which is attached hereto as Exhibit 10.1, and made a part of this Item 5.02.

Item 5.03	Amendment to Articles of Incorporation or By-laws

On October 19, 2011, the Board amended and restated the Company’s By-laws.  The amendment and restatement was effective immediately and consists of a change to Article I, Section 5, which establishes an orderly process for fixing a record date for any consent solicitation by stockholders of the Company.  Any stockholder seeking to take action by written consent is required to provide written notice to the Secretary of the Company requesting the Board to fix a record date, and the Board must promptly, but in all events within 10 days after it receives notice, adopt a resolution fixing a record date for such purpose. The record date shall be no more than 10 days after the date of the Board resolution fixing the record date.

The foregoing is only a summary of the change in the Amended and Restated By-laws and is qualified in its entirety by the Amended and Restated By-laws of JAKKS Pacific, Inc., effective as of October 19, 2011, which is attached hereto as Exhibit 3.1, and made a part of this Item 5.03.

Item 8.01	Other Events

Clarification and Revision of Stephen G. Berman’s Employment Agreement

On October, 19, 2011, the Company clarified its employment agreement with Stephen G. Berman, the Company’s Chief Executive Officer and President.  The clarification corrects and clarifies certain cross references relating to Mr. Berman’s entitlement to severance upon a qualifying termination following a change of control (as defined in his employment agreement).  It also clarifies that a material change in the nature and/or scope of the duties, obligations, rights or powers of his employment under the agreement would be deemed to include his ceasing to be the Chief Executive Officer and President of a publicly traded company (one of the standards for determining whether Mr. Berman has “good reason” to terminate his employment under his employment agreement), and further provides that Mr. Berman's post-change of control severance benefits shall be payable upon a qualifying termination of employment within a two year period following a change of control (the agreement currently provides for a one year period).

The Company hereby incorporates by reference the clarification letter to Stephen G. Berman from the Company, dated October 20, 2011, attached hereto as Exhibit 99.1, and made a part of this Item 8.01.

Severance Plan

On October 19, 2011, the Board approved the material terms of and adoption of the Company’s Change in Control Severance Plan (the “Severance Plan”), which applies to certain key employees of the Company.  None of the Company’s named executive officers participate in the Severance Plan.  The Severance Plan provides that if, within the two year period immediately following the “change in control” date (as defined in the Severance Plan), a participant has a qualifying termination of employment, the participant will be entitled to severance equal to a multiple of monthly base salary, which multiple is the greater of (i) the number of months remaining in the participant’s term of employment under his or her employment agreement and (ii) a number ranging between 12 and 18; accelerated vesting of all unvested equity awards; and continued health care coverage for the number of months equal to the multiple used to determine the severance payment.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description

3.1	Amended and Restated By-laws of JAKKS Pacific, Inc., effective as of October 19, 2011.
10.1	Employment Agreement between the Company and Joel M. Bennett, dated October 21, 2011.
99.1	Letter to Stephen G. Berman from the Company, dated October 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: October 21, 2011	By:	/s/ JOEL M. BENNETT
Joel M. Bennett, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated By-laws of JAKKS Pacific, Inc., effective as of October 19, 2011.
10.1	Employment Agreement between the Company and Joel M. Bennett, dated October 21, 2011.
99.1	Letter to Stephen G. Berman from the Company, dated October 20, 2011.